Filed pursuant to Rule 433
Registration No. 333-132201
Dated 04/04/07


FLOATING RATE MEDIUM TERM NOTE FINAL TERM SHEET

ISSUER:				TOYOTA MOTOR CREDIT CORPORATION (Aaa/AAA)
SIZE:		 		$50,000,000
TRADE DATE:		 	04/04/07
SETTLEMENT DATE:		04/10/07
MATURITY DATE:			04/09/09
COUPON:				Federal Funds Effective +8bps
FLOATING RATE REFIX:		Telerate Page 120
INTEREST RATE RESET PERIOD:	Daily
INTEREST RATE RESET DATE:	Each Business Day
INTEREST DETERMINATION DATE:	The same Business Day as the related Interest
				Reset Date.
				The Interest Rate to be used for the two Business
				Days immediately prior to each Interest Payment
				Date (including the Maturity Date) will be the
				Interest Rate in effect on the Second Business
				Day preceding such Interest Payment Date
				(including the Maturity Date.)
PAYMENT FREQUENCY:		Quarterly
COUPON PAYMENT DATES:		Quarterly on the 9th of or next good business
				day of July, October, January, & April using
				the following adjusted business day convention.
INITIAL PAYMENT DATE:		07/09/07
DAYCOUNT:			ACT/360
PRICE TO INVESTOR:		PAR
PROCEEDS TO ISSUER:		$49,980,000   ($99.96)
DELIVERY:			DTC # 569
DENOMINATIONS:			$1,000 X $1,000
CUSIP:				89233PD45
UNDERWRITER:			RBC CAPITAL MARKETS CORPORATION




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SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by
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any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-375-6829.

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